EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Trustees and Shareholders of
The Phoenix Edge Series Fund

In planning and performing our audit of the financial statements of each of the portfolios constituting The
Phoenix Edge Series Fund for the year ended December 31,
1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of The Phoenix Edge Series Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management and Trustees of The Phoenix Edge Series Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 11, 2000




EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

1. A special meeting of  Shareholders of the Phoenix-Goodwin
Strategic Theme Series was held on August 4, 1999 to approve a subadvisory agreement between Phoenix
Investment Counsel, Inc. and Seneca Capital Management
LLC.

On the record date for this meeting, there were 6,348,879 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES

                       For          Against          Abstain

Approval of subadvisory agreement
                    5,827,636       179,038          342,205

2. A special meeting of  Shareholders of the Phoenix-Goodwin
Capital Growth Series was held on August 4, 1999 to approve a subadvisory agreement between Phoenix
Investment Counsel, Inc. and Roger Engemann & Associates,
Inc.

On the record date for this meeting, there were 77,185,374 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                    For          Against              Abstain

Approval of subadvisory agreement
               69,003,724       2,415,902            5,765,748

3. A special meeting of Shareholders of The Phoenix Edge
Series Fund was held on November 22, 1999 to fix the number of trustees at six and elect such number as detailed below.

On the record date for this meeting, there were 217,039,573 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                        For          Withheld
Election of Trustees

Eunice S. Groark     210,267,938     6,771,635
John A. Fabian       210,463,274     6,576,299
Timothy P. Shriver   209,855,563     7,184,009
Simon Y. Tan         210,463,274     6,576,299
John R. Mallin       210,330,050     6,706,522
Frank M. Ellmer      210,289,642     6,749,930


4. A special meeting of  Shareholders of the Phoenix-Schafer
Mid-Cap Value Series was held on November 22, 1999 to approve an investment advisory agreement with Phoenix
Variable Advisors, Inc. and a subadvisory agreement between Phoenix Variable Advisors, Inc. and Schafer
Capital Management, Inc.

On the record date for this meeting, there were 113,620 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                      For          Against        Abstain

Approval of advisory and subadvisory agreements
                    105,395         4,525          3,700

5. A special meeting of  Shareholders of the Phoenix
Research Enhanced Index Series was held on November 22,
1999 to approve an investment advisory agreement with Phoenix Variable Advisors, Inc. and a subadvisory agreement between Phoenix Variable Advisors, Inc. and
J.P. Morgan Investments Management, Inc.

On the record date for this meeting, there were 754,320 shares outstanding and 100% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES
                   For          Against         Abstain

Approval of advisory and subadvisory agreements
                721,721         19,106          13,493